Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, April 19, 2016 — VOC Energy Trust (NYSE: VOC) announced the Trust distribution of net profits for the first quarterly payment period ended March 31, 2016.

Unitholders of record on May 2, 2016 will receive a distribution amounting to $850,000 or $0.05 per unit, payable May 13, 2016.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	150,815
Natural gas (Mcf)	96,212
Total (BOE)	166,850
Average sales prices:
Oil (per Bbl)	$30.46
Natural gas (per Mcf)	$1.80
Gross proceeds:
Oil sales	$4,594,404
Natural gas sales	172,730
Total gross proceeds	$4,767,134
Costs:
Lease operating expenses	$3,070,932
Production and property taxes	136,081
Development expenses	216,504
Total costs	$3,423,517
Net proceeds	$1,343,617
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$1,074,894
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	(0)
Total cash proceeds available for the Trust	$1,074,894
Provision for estimated Trust expenses	(224,894)
Net cash proceeds available for distribution	$850,000

Please note that the Trust distribution of net profits for the first quarterly payment period ended March 31, 2016 includes amounts for a one-time event associated with the collection of monies in suspense from ten wells in Texas  related to a working interest owner that elected to go non-consent.    Details of the amounts for the one-time event are as follows:

Sales volumes:
Oil (Bbl)	4,502
Natural gas (Mcf)	3,389
Total (BOE)	5,067
Average sales prices:
Oil (per Bbl)	$93.03
Natural gas (per Mcf)	$5.72
Gross proceeds:
Oil sales	$418,804
Natural gas sales	19,375
Total gross proceeds	$438,179
Costs:
Lease operating expenses	$(27,906)
Production and property taxes	19,068
Development expenses	0
Total costs reimbursed by working interest owner	$(8,838)
Net proceeds	$447,017

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended March 31, 2016.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:                VOC Energy Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mike Ulrich

512-236-6599

919 Congress Avenue, Austin, TX  78701